Exhibit 99.1

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com

Southern First Reports Results for Third Quarter of 2011

Greenville, South Carolina, October 25, 2011 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the third quarter of 2011 was $483 thousand compared to $337 thousand for the third quarter of 2010.  After dividends paid to the US Treasury on our preferred stock, net income available to the common shareholders was $197 thousand compared to $55 thousand for the third quarter of 2010.

Third Quarter 2011 Highlights

•         Third quarter earnings improved to $483 thousand from $337 thousand in prior year

•         Loan balances increased by $13.1 million during third quarter of 2011

•         Net interest margin increased to 3.36%, an increase for the fifth consecutive quarter

•         New transaction accounts increased by 32% during the third quarter compared to the prior year

•         Nonperforming assets improved for the fifth straight quarter to 1.65% from 2.24% in prior year

“During the third quarter, our company’s success was evident as we continue to focus on growing long term client relationships and improving core profitability,” stated Art Seaver, the company’s CEO. “Loan growth was strong, core deposit growth was solid, and our net margin was the highest level in over three years. Nonperforming assets have now declined for the 5th straight quarter and total credit costs have declined by 19% from the same period in 2010.”

	Quarter Ended
	September 30,		June 30,	December 31,
	2011	2010	2011	2010
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.65%	2.24%	1.73%	2.03%
Net charge-offs as a percentage of average loans (annualized)	0.62%	1.00%	0.36%	0.86%
Allowance for loan losses as a percentage of total loans	1.48%	1.45%	1.51%	1.47%
Allowance for loan losses as a percentage of nonperforming loans	94.94%	81.26%	85.47%	89.92%
Capital Ratios (1):
Total risk-based capital ratio	13.69%	13.23%	13.58%	13.41%
Tier 1 risk-based capital ratio	12.44%	11.98%	12.33%	12.16%
Leverage ratio	9.84%	9.79%	9.76%	9.82%
Tangible common equity (2)(3)	5.98%	5.90%	5.84%	5.82%
Earnings ($ in thousands):
Net income	$483	337	628	441
Net income to common shareholder(2)	197	55	343	157
Earnings per common share (2)(5)	0.05	0.02	0.10	0.05
Other ($ in thousands):
Net interest margin (tax-equivalent)(4)	3.36%	3.00%	3.28%	3.03%
Gross loans	$591,055	579,848	577,980	572,392
Retail deposits	508,851	450,313	505,101	449,938
Total assets	758,106	743,888	758,102	736,490
(1) September 30, 2011 ratios are preliminary.
(2) Net income to common shareholders and earnings per share for the prior periods have been restated for a correction of an error.
(3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(4) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(5) Common shares and earnings per share for the 2010 period have been restated to reflect the 10% stock dividend in 2011.

Net income for the nine months ended September 30, 2011 was $1.7 million compared to $450 thousand for the nine months ended September 30, 2010.  After dividends paid to the US Treasury on our preferred stock, net income available to the common shareholders was $793 thousand for the nine month period in 2011 compared to a net loss to the common shareholders of $392 thousand for the same period in 2010.

Nonperforming assets decreased to $12.5 million or 1.65% of total assets as of September 30, 2011.  Of the $12.5 million in total nonperforming assets, nonperforming loans represent $9.2 million and other real estate owned represents $3.3 million.  During the first nine months of 2011, the company recorded $2.7 million in net charge-offs, or 0.62% of average loans on an annualized basis.

During the third quarter of 2011, the company recorded total credit costs of $1.7 million compared to $1.3 million during the third quarter of 2010.  Of the $1.7 million in credit costs, $1.7 million related to the provision for loan losses while $16 thousand related to losses on the sale of other real estate owned.  Comparatively, the company recorded a loan loss provision of $1.3 million and expenses related to real estate owned activity of $60 thousand during the same period in 2010.  For the nine months ended September 30, 2011, total credit costs were $4.1 million consisting of a $3.1 million provision for loan losses and $1.1 million related to losses on the sale of other real estate owned and related activity.  Total credit costs were $5.0 million during the nine months ended September 30, 2010 and related primarily to a $5.0 million provision for loan losses.  The company’s allowance for loan losses was $8.8 million, or 1.48%, of loans at September 30, 2011 which provides approximately 95% coverage of non-performing loans.

Total loans were $591.1 million as of September 30, 2011, a $13.1 million increase compared to June 30, 2011 and an $11.2 million increase from September 30, 2010.  Total retail deposits increased $58.5 million to $508.9 million at September 30, 2011 compared to September 30, 2010.  The increase in retail funding continued to enable the company to reduce its wholesale funding by over $46 million during the last twelve month period. Brokered deposits now represent only 6.0% of total funding for the bank.

Net interest margin for the third quarter of 2011 improved to 3.36% from 3.28% for the previous quarter of 2011 and from 3.00% for the third quarter of 2010.  The net interest margin for the first nine months of 2011 was 3.27% compared to 2.87% for the nine months ended September 30, 2010.

Noninterest income was $723 thousand and $147 thousand, respectively, for the three months ended September 30, 2011 and 2010.  For the nine months ended September 30, 2011 and 2010, noninterest income was $1.9 million and $2.3 million, respectively.  The increase in noninterest income during the three month period is related primarily to a $450 thousand other-than-temporary impairment recorded on an investment security during the third quarter of 2010.  During the nine month period of 2011, noninterest income decreased due primarily to a $1.1 million gain on sale of investment securities recorded in the second quarter of 2010, partially offset by a $450 thousand other-than-temporary impairment recorded during the third quarter of 2010.  In addition, our noninterest expense was $4.4 million and $3.7 million, respectively, for the three months ended September 30, 2011 and 2010.  Noninterest expense for the nine month periods ended September 30, 2011 and 2010 was $13.7 million and $11.8 million, respectively.  The increase in noninterest expense during the three and nine month periods related primarily to increased compensation and benefits expenses and costs associated with selling and maintaining our other real estate owned.

Shareholders’ equity totaled $61.9 million as of September 30, 2011, a $1.8 million increase from the same period in 2010. With a tier 1 leverage ratio of 9.84% and total risk based capital ratio of 13.69%, the company’s capital ratios exceed the regulatory requirements for a “well capitalized” institution.

During the third quarter of 2011, the Company determined that it had been accounting for its preferred stock and related discount accretion in error.  All prior period amounts related to preferred stock, discount accretion, net income (loss) to common shareholders and earnings (loss) per common share have been restated.  The error was not material to the interim and annual financial statements.

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Quarter Ended		3rd Qtr	Nine Months Ended		YTD
	September 30,		2011-2010	September 30,		2011-2010
	2011	2010	% Change	2011	2010	% Change
Earnings Summary
Interest income	$8,851	8,992	-1.6%	26,343	26,791	-1.7%
Interest expense	2,877	3,761	-23.5%	9,166	11,882	-22.9%
Net interest income	5,974	5,231	14.2%	17,177	14,909	15.2%
Provision for loan losses	1,670	1,275	31.0%	3,045	4,975	-38.8%
Noninterest income	723	147	391.8%	1,897	2,306	-17.7%
Noninterest expense	4,352	3,656	19.0%	13,674	11,778	16.1%
Income before provision for income taxes	675	447	51.0%	2,355	462	409.7%
Income tax expense	192	110	74.5%	706	12	5783.3%
Net income	483	337	43.3%	1,649	450	266.4%
Preferred stock dividends	216	216	0.0%	649	649	0.0%
Discount accretion (2)	70	66	6.1%	207	193	7.3%
Net income (loss) available to common shareholders (2)	$197	55	258.2%	793	(392)	302.3%

Basic weighted average common shares (5)	3,474	3,457	0.5%	3,471	3,452	0.6%
Diluted weighted average common shares (5)	3,577	3,458	3.4%	3,559	3,452	3.1%

Earnings (loss) per common share - Basic (2)(5)	$0.06	0.02	200.0%	0.23	(0.11)	309.1%
Earnings (loss) per common share - Diluted (2)(5)	0.05	0.02	150.0%	0.22	(0.11)	300.0%
(2) Net income to common shareholders and earnings per share for the prior periods have been restated for a correction of an error.
(5) Common shares and earnings per share for the 2010 period have been restated to reflect the 10% stock dividend in 2011.

			YTD
	September 30,		2011-2010	June 30,	December 31,
	2011	2010	% Change	2011	2010
Balance Sheet Highlights
Assets	$758,106	743,888	1.9%	758,102	736,490
Investment securities	89,040	92,124	-3.3%	93,865	72,853
Loans	591,055	579,848	1.9%	577,980	572,392
Allowance for loan losses	8,751	8,411	4.0%	8,719	8,386
Noninterest bearing deposits	61,647	49,172	25.4%	57,737	46,815
Interest bearing deposits	493,028	493,570	-0.1%	498,712	489,481
Total deposits	554,675	542,742	2.2%	556,449	536,296
Other borrowings	122,700	122,700	0.0%	122,700	122,700
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403
Shareholders’ equity	61,868	60,106	2.9%	60,755	59,216
Common Stock
Book value per common share (2)	$13.05	12.68	2.9%	12.75	12.41
Stock price:
High	10.43	6.59	58.3%	8.50	7.05
Low	6.80	5.41	25.7%	7.61	5.45
Period end	6.90	6.02	14.6%	8.50	6.78
Other
Return on average assets (6)	0.29%	0.08%	262.5%	0.31%	0.12%
Return on average equity (6)	3.61%	0.99%	264.6%	3.89%	1.47%
Loans to deposits	106.56%	106.84%	-0.3%	103.87%	106.73%
Efficiency ratio (7)	66.11%	70.74%	-6.5%	66.77%	69.70%
Team members	111	111	0.0%	113	104
(2) Net income to common shareholders and earnings per share for the prior periods have been restated for a correction of an error.
(6) Annualized based on quarterly net income.
(7) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

(Dollars in thousands)

			YTD
	September 30,		2011-2010	June 30,	December 31,
	2011	2010	Change	2011	2010
Commercial
Owner occupied RE	$983	786	25.1%	800	1,183
Non-owner occupied RE	769	5,215	-85.3%	1,423	3,311
Construction	1,288	1,377	-6.5%	1,310	1,377
Commercial business	1,915	1,549	23.6%	2,315	1,781
Consumer
Real estate	1,134	595	90.6%	1,085	928
Home equity	385	324	18.8%	487	251
Construction	-	-	-	-	-
Other	4	7	-42.9%	21	7
Non-accruing troubled debt restructurings	2,740	498	450.2%	2,760	488
Total nonaccrual loans	9,218	10,351	-10.9%	10,201	9,326
Other real estate owned	3,262	6,334	-48.5%	2,934	5,629
Total nonperforming assets	$12,480	16,685	-25.2%	13,135	14,955

Nonperforming assets as a percentage of:
Total assets	1.65%	2.24%	-26.3%	1.73%	2.03%
Total loans	2.11%	2.88%	-26.7%	2.27%	2.61%

Loans over 90 days past due	$7,301	8,581	-14.9%	7,836	6,439
Accruing troubled debt restructurings	3,691	-	100.0%	3,691	-

	Quarter Ended		3rd Qtr	Nine Months Ended		YTD
	September 30,		2011-2010	September 30,		2011-2010
	2011	2010	Change	2011	2010	Change
Allowance for Loan Losses
Balance, beginning of period	$8,719	8,352	4.4%	8,386	7,760	8.1%
Loans charged-off	(1,654)	(1,222)	35.4%	(2,763)	(4,451)	-37.9%
Recoveries of loans previously charged-off	16	6	166.7%	83	127	-34.6%
Net loans charged-off	(1,638)	(1,216)	34.7%	(2,680)	(4,324)	-38.0%
Provision for loan losses	1,670	1,275	31.0%	3,045	4,975	-38.8%
Balance, end of period	$8,751	8,411	4.0%	8,751	8,411	4.0%

Allowance for loan losses to gross loans	1.48%	1.45%	2.1%	1.48%	1.45%	2.1%
Allowance for loan losses to nonperforming loans	94.94%	81.26%	16.8%	94.94%	81.26%	16.8%
Net charge-offs to average loans (annualized)	1.11%	0.83%	33.7%	0.62%	1.00%	-38.0%

AVERAGE YIELD/RATE - Unaudited

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	Yield/Rate(8)		Yield/Rate(8)
Interest-earning assets
Federal funds sold	0.23%	0.23%	0.24%	0.22%
Investment securities, taxable	2.46%	2.64%	2.59%	3.25%
Investment securities, nontaxable	4.82%	5.18%	5.22%	5.60%
Loans	5.59%	5.69%	5.69%	5.61%
Total interest-earning assets	4.96%	5.13%	5.00%	5.15%
Interest-bearing liabilities
NOW accounts	0.95%	1.38%	1.11%	1.21%
Savings & money market	0.78%	0.94%	0.81%	1.02%
Time deposits	1.83%	2.45%	1.99%	2.53%
Total interest-bearing deposits	1.34%	1.91%	1.48%	2.00%

Note payable and other borrowings	3.68%	4.18%	3.74%	4.32%
Junior subordinated debentures	2.55%	2.81%	2.58%	2.65%
Total interest-bearing liabilities	1.82%	2.38%	1.95%	2.51%
Net interest spread	3.14%	2.75%	3.06%	2.63%
Net interest income (tax equivalent) / margin	3.36%	3.00%	3.27%	2.87%
(8) Annualized for the respective three and nine month periods.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 7th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in 6 locations in the Greenville and Columbia markets of South Carolina.  Southern First Bancshares has assets of approximately $758 million and its stock is traded under the symbol SFST in the NASDAQ Global Market.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.